Exhibit 99.01

Financial Contact: John Riley

 GRIC Communications, Inc.

(408) 965-1377

investor@gric.com

Media Contact: Lynn Anderson

GRIC Communications, Inc.

(408) 965-1157

landerson@gric.com

GRIC Announces First Quarter 2004 Financial Results

First Quarter Revenues Increase 37 Percent to $13.0 Million over First Quarter 2003

Company Signs 40 New Enterprise and VAR Customers, Increases Broadband Revenues

MILPITAS, Calif., - May 4, 2004 - GRIC Communications, Inc. (Nasdaq: GRIC), a leading provider of enterprise-class managed mobile and remote worker solutions, announced that its revenues for the first quarter of 2004 increased 37 percent to $13.0 million, compared with $9.5 million in the first quarter of 2003.  Net loss in the first quarter of 2004 was $2.9 million, or $0.07 per share, compared with a net loss of $621,000, or $0.03 per share, in the first quarter of 2003.   Overall gross margins were 59 percent in the first quarter of 2004, compared with 54 percent in the first quarter of 2003.

“GRIC has anticipated that demand from service providers for dial-up access would decline, as the market shifts towards broadband access. However, the decline in dial-up revenues from service providers has occurred at a more rapid pace than previously projected. In the first quarter we continued to make progress in transitioning GRIC from our historic reliance on the service provider channel and usage-based dial-up revenues to today’s focus on the enterprise market.  This new focus provides the Company with a more stable base of revenues and greater long-term growth opportunities. During the first quarter, we acquired over 40 new enterprise and value-added reseller (VAR) accounts, increased enterprise and VAR revenues on a combined basis as a percentage of total revenues to 42%, and generated 25% of our revenues from broadband services,” said Bharat Davé, President and Chief Executive Officer.

“Our first quarter results reflect three negative trends in the service provider market: continued instability, downward pricing pressure and reduced dial-up usage.  Recognizing this fact, we continued to invest in key areas across the Company to strengthen our ability to market, sell, and deliver our value-added solutions to enterprises. These investments are designed to simplify the process of implementing our services and decrease the amount of time it takes to generate revenues from new enterprise accounts.  We are delivering valuable mobile office, teleworker and branch office solutions to today’s demanding enterprise customers and building a strong foundation for future success,” added Davé.

New Enterprise and VAR Customers

The more than 40 new enterprise customers and VARs that GRIC signed in the first quarter include La Petite Academy, one of the nation’s largest privately-held early childhood education and care companies, Sun Healthcare, and Thermo Electron Corporation.  These new enterprise customers join GRIC’s growing roster of worldwide enterprise customers that already includes Procter & Gamble, Merrill Lynch, Charles Schwab, Philip Morris USA, Bristol-Myers Squibb, Novartis, Schering-Plough, Lockheed Martin Corp., Stanley Works, VeriSign, and many others.  Major VARs who signed on with GRIC included Getronics, Kyocera Communication Systems and Hitachi Information Systems.

At the end of the first quarter of 2004, more than 200 enterprises were direct GRIC customers.  GRIC’s customer portfolio contains some of the world’s largest and best-known Global 2000 and Fortune 1000 enterprises, many of which are leaders in their respective industries and market segments. Revenues from enterprise customers and VARs on a combined basis now comprise 42% of the Company’s overall revenue mix.  The Company expects this percentage to continue to grow in future quarters as it strengthens its enterprise sales and marketing efforts.

The Company reported that there were approximately 165,000 individual end users of its services in the month of March 2004 and that more than 30 percent of the Company’s revenue came from monthly subscriptions or from customer commitments.

Growing Broadband Revenues

In addition to expanding its roster of enterprise and VAR customers in the first quarter of 2004, GRIC also increased the percentage of its revenues that are generated from broadband and Wi-Fi related services. Approximately 25 percent of GRIC’s revenues were generated from broadband and Wi-Fi related services in the first quarter of 2004.

The GRIC TierOne Network is the world’s largest access network, and includes over 8,900 deployed mobile broadband access points.  Of these “business class” access points, 7,600 are Wi-Fi hotspots and 1,400 are Ethernet locations, primarily in hotel chains like the Marriott, Hyatt, Hilton, Four Seasons, Novotel and Mandarin. By implementing currently signed agreements, the Company plans to increase the number of mobile broadband access points in the GRIC TierOne Network to more than 15,000 in the next several quarters. Its extensive aggregated broadband footprint also includes DSL and cable modem coverage throughout North America.  In addition to this leading broadband footprint, the GRIC TierOne Network includes more than 34,000 dial-up access locations worldwide in 170 countries and territories.

The Company reported that it increased deferred revenues by approximately $800,000, comprised principally of broadband service installation revenues that will be amortized over the next 24 months.

BUSINESS OUTLOOK

The following statements are based on current expectations and information available to us as of May 4, 2004; we do not undertake a duty to update them.  Our ability to project future results is inherently uncertain. These statements are “forward-looking” and actual results may differ materially as a result of risks outlined below.

**The Company expects revenues in the range of $12.7 to $13.1 million for the second quarter of 2004.

**The Company expects overall gross margins in the range of 58 to 60 percent for the second quarter of 2004.

**The Company expects to see operating expense levels (Network & Operations, R&D and SG&A) in the range of $11.5 to $11.8 million in the second quarter of 2004.  These projected operating expenses include amortization of intangible assets acquired in connection with the Company’s acquisition of Axcelerant.

**The Company currently does not expect to be profitable during 2004.

The statements by Bharat Davé, and the above statements contained in this business outlook section, are forward-looking statements that involve risks and uncertainties. Factors that could cause such statements to be inaccurate include: the possibility that demand for our services in the service provider market will decrease at a rate faster than currently anticipated and thus cause our revenues to decline;

the possible failure of revenue or cost synergies related to the GRIC-Axcelerant merger to materialize (for example due to difficulties in the integration of the two companies and their personnel, products and services that may result in loss of customer traction, customer cancellations or increased integration costs); the possibility that the market for the offerings of the combined company will not develop as rapidly as anticipated or in the direction anticipated, or that product or service launches will be delayed; the possibility that deployment of our services to newly acquired enterprise customers will take longer or result in lower revenue levels than projected; and the risk factors listed from time to time in our most recent reports on Form 10-K and Form 10-Q on file with the SEC and available through www.sec.gov.

GRIC REITERATES OUTLOOK PUBLICATION PROCEDURES

Following the publication of its quarterly earnings release, GRIC will continue its practice of having company representatives meet privately with investors, the media, investment analysts and others. At these meetings GRIC may reiterate the outlook published in the earnings release. At the same time, GRIC will keep its earnings release and outlook publicly available on its Web site (www.gric.com). Prior to the start of the Quiet Period described below, the public can continue to rely on the outlook on the Web site as still being GRIC’s current expectations on matters covered, unless GRIC publishes a notice stating otherwise.

Towards the end of each fiscal quarter, GRIC will observe a “Quiet Period” when it no longer publishes or updates information about GRIC’s current expectations. During the Quiet Period GRIC representatives will not comment concerning outlook or GRIC’s financial results or expectations. The Quiet Period will extend until the day when GRIC’s next quarterly earnings release is published. For the fourth quarter, the Quiet Period will be June 15, 2004 through August 2, 2004.

About GRIC Communications, Inc.

GRIC Communications, Inc. is the world’s leading provider of managed remote solutions for distributed enterprises. GRIC provides the industry’s only total remote solution from a single provider across all remote environments – mobile, teleworker/home office, and branch office/retail – with centralized security, management and control.  The GRIC TierOne Network™ is the world’s largest access network and the world’s largest mobile broadband network. More information about GRIC is available at www.gric.com or by calling 877-GET-GRIC in North America or 408-955-1920 elsewhere.

GRIC, GRIC TierOne Network and the GRIC logo are trademarks of GRIC Communications, Inc. All other trademarks mentioned in this document are the property of their respective owners.